EXHIBIT 10.50

SUBORDINATED PROMISSORY NOTE

$37,414,284.00	Dated: December 21, 2004

FOR VALUE RECEIVED, The TriZetto Group, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of IMS HEALTH INCORPORATED, a Delaware corporation (“Payee”), the principal amount of THIRTY SEVEN MILLION FOUR HUNDRED FOURTEEN THOUSAND TWO HUNDRED EIGHTY FOUR DOLLARS (the “Principal Amount”), plus interest as set forth below from the date of this Note on the unpaid balance. All principal and interest is to be paid without setoff or counterclaim as set forth below. The Company further agrees as follows:

(1)	Interest and Maturity. The Note will bear simple interest at an annual rate equal to 5.75% from the date of this Note until this Note is paid in full; provided, however, that if this Note is not paid in full by the Maturity Date (as defined below), the unpaid interest will automatically be added to the Principal Amount and this Note will then bear interest at an annual rate equal to 12.00%, compounded monthly on the 21st day of each calendar month, from and including the Maturity Date to but excluding the date on which all outstanding amounts owing under this Note are paid in full. Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed. Accrued interest shall be payable in cash at the time the Company pays the principal amount of this Note. All outstanding amounts owing under this Note, including unpaid interest and principal, are due and payable on January 21, 2005 (the “Maturity Date”).

(2)	Manner of Payment. All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated in writing by Payee.

(3)	Prepayment. This Note may be pre-paid by the Company at any time without penalty.

(4)	Acceleration. This Note shall automatically become immediately due and payable if (a) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under State or Federal bankruptcy laws; (b) such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within 60 days after its commencement; (c) the Company is unable to, or admits in writing its inability to, pay its debts when they become due; (d) the Company makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets or has a receiver, custodian or trustee appointed for all or a substantial portion of its assets; or (e) the Company takes any action effectuating, approving or consenting to any of the foregoing.

(5)	Subordination

(a) Subordination and Standby.

(i) Indebtedness. Unless and until all Senior Indebtedness has been paid in full, Payee agrees that it shall not accept or receive, by payment, setoff, or in any other manner, from the Company the whole or any part of any sums which may now or hereafter be owing to Payee on account of the Subordinated Indebtedness; provided, however, that so long as no default in the payment when due of any amounts owing under the Senior Loan Documents, and no other default which is the subject of a Payment Blockage Notice (as defined below), has occurred and is continuing under the Senior Loan Documents, the Company may make payments to Payee under the Subordinated Indebtedness upon maturity of this Note or, at the option of the Company, at such earlier time as the Company elects to pre-pay all or any portion of this Note. Payee agrees that the Subordinated Indebtedness is and shall be expressly Subordinate and Junior in Right of Payment.

(ii) Liens. Payee agrees that it shall not obtain from the Company any Liens against any of the Collateral for any purpose including to secure the Subordinated Indebtedness. In the event that Payee obtains any such Liens in violation of the provisions of this Note, any and all of such Liens shall in each case be subordinate to the Liens in the Collateral held by Senior Lenders to secure the Senior Indebtedness. Unless and until all of the Senior Indebtedness has been paid in full:

(A) Payee shall not, directly or indirectly, commence, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative, or otherwise (including, without limitation, any bankruptcy case against the Company or any of the Company’s assets), provided that, Payee may file a proof of claim in an Insolvency Proceeding involving the Company, which proof of claim shall indicate Payee’s subordination hereunder;

(B) Payee shall not demand or accept any payment on the Subordinated Indebtedness, except to the extent expressly permitted under the terms of Section 5(a)(i) hereof; and

(C) Payee shall have no right either to (a) obtain a Lien on or possess any assets of the Company, or (b) enforce any Liens in, foreclose, levy, or execute upon, or collect or attach any of any of the Company’s assets, whether by judicial action or otherwise.

(iii) Payment Blockage; Release of Payment Blockage. If a default has occurred and is continuing under the Senior Loan Documents, the Senior Lenders (or a representative thereof) shall have the right to deliver to the Company and Payee a notice of such default demanding that payments be suspended on the Subordinated Indebtedness (a “Payment Blockage Notice”). Once a Payment Blockage Notice has been so delivered, payments on the Subordinated Indebtedness shall be suspended as contemplated by Section 5(a)(i) for so long as such default continues; provided, however, that if such default continues for a period of more than 180 days without the Senior Lenders accelerating demand for payment of the Senior Indebtedness in accordance with its terms, then, until the Senior Lenders demand payment of the Senior Indebtedness, the Company shall, notwithstanding the terms of Section 5(a)(i), be permitted to make payments under the Subordinated Indebtedness in accordance with the terms of this Note and Payee shall have the right to institute proceedings to enforce payment of this Note and to levy on assets to enforce payment of this Note.

(b) Insolvency Proceeding.

(i) The subordination provisions set forth herein shall continue in full force and effect upon the commencement of a Bankruptcy Case as contemplated under Section 510(a) of the Bankruptcy Code (all references herein to the Company being deemed to apply to the Company as a debtor-in-possession and to a trustee for the Company’s estate in a Bankruptcy Case), and irrespective of the terms of any plan of reorganization adopted therein, to and shall apply with full force and effect with respect to all Indebtedness incurred by the Company, subsequent to such commencement.

(ii) The subordination arrangements set forth here shall continue in full force and effect notwithstanding the occurrence of any Bankruptcy Case, and in furtherance thereof the Liens granted by the Borrower to Senior Lenders shall be reinstated to the extent any Senior Lender is required to turn over, redeem, refund, pay, or otherwise transfer to the bankruptcy estate of the Company any amount received on account of the Senior Indebtedness (or as a result thereof any portion of the Liens granted by the Payee to Senior Lenders that is released), and the Senior Indebtedness so reinstated shall have the same benefits hereunder as if the Senior Indebtedness had never been paid.

(c) Modifications of Indebtedness.

(i) Senior Indebtedness Modifications. Nothing contained in this Note shall preclude the Senior Lenders from discontinuing the extension of credit to the Company (whether under the Senior Loan Agreement or otherwise) or from taking (without notice to Payee) any other action in respect of the Senior Indebtedness or the Collateral which the Senior Lender is otherwise entitled to take with respect to the Senior Indebtedness or the Collateral. The Senior Lender shall have the right, without notice to or consent from Payee, to amend, supplement, or modify the Senior Indebtedness, in any manner whatsoever. Payee waives notice of any such action, amendment, supplement, or modification, and agrees that no such action, amendment, supplement, or modification shall affect, release, or impair the provisions of this Note.

(ii) Subordinated Indebtedness Modifications. Payee understands and agrees that none of the Subordinated Indebtedness, or any of the documents, instruments, and agreements evidencing such Indebtedness, including, without limitation, this Note, be modified or amended without the prior written consent of Senior Lenders.

(d) Payments Received by Payee. Except to the extent expressly permitted by Sections 5(a)(i) or 5(a)(iii), if any payment, distribution, Collateral, or proceeds thereof is received by Payee from the Company with respect to the Subordinated Indebtedness prior to the payment in full of all of the Senior Indebtedness, Payee shall receive and hold the same in trust as trustee for the benefit of the Senior Lenders and shall forthwith deliver such payment, distribution, or proceeds to Senior Lender in precisely the form received (except for the endorsement or assignment by Payee where necessary), for application on any of the Senior Indebtedness, due or not due, in which case that amount shall be deemed an amount paid on the Senior Indebtedness rather than this Note and Payee shall, after payment in full of the Senior Indebtedness, be subrogated to the rights of the Senior Lenders with respect to that amount. In the event of the failure of Payee to make any such endorsement or assignment to Senior Lender, Senior Lender and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment.

(6)	Waivers; Governing Law. (a) The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder and any waiver of any right hereunder by Payee shall be in writing, duly signed by Payee, shall only apply with respect to the specific instance involved and shall not impair any other rights of Payee or the obligations of the Company in any other respect or at any other time. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Company and Payee shall operate as a waiver of any rights by Payee. This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

(b) Payee shall not (i) contest, protest, object to, interfere with, seek to enjoin or invoke or utilize any provision of any document, law or equitable principle, or otherwise take any action whatsoever which might prevent, delay, or impede any exercise of rights or remedies by Senior Lenders under any Senior Loan Document or applicable law in respect of the Collateral, including without limitation, any action of foreclosure, or (ii) contest the validity or enforceability of the Senior Indebtedness or the validity, perfection, priority, or enforceability of the Liens granted by any the Company to Senior Lenders (it being understood and agreed that the terms of this Note shall govern even if part or all of the Senior Indebtedness or the Liens granted by the Company in favor of Senior Lenders are avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise). Payee waives any and all rights it may have to require Senior Lender to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order. Subordinated Creditor hereby waives and postpones any right it may have to be subrogated to the rights of Senior Lender unless and until all Senior Indebtedness has been paid in full.

(7)	Notices. All notices and other communications pursuant to this Note shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed to be given if delivered personally, via facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or such other address for a party as shall be specified by like notices):

Notices to the Company:	The TriZetto Group, Inc.
567 San Nicholas Drive, Suite 367
Newport Beach, CA 92660
Facsimile No.: (949) 219-2198
Attention: General Counsel

With a copy to:

K.C. Schaaf
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660-6422
Facsimile No.: (949) 725-4100

Notices to Payee:	IMS Health Incorporated
1499 Post Road
Fairfield, CT 06824
Facsimile No.: (203) 319-4552
Attention: General Counsel

With a copy to:

Keith A. Pagnani
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Facsimile No.: (212) 558-3588

All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

(8)	Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(9)	Assignment of Note. The Company shall not be permitted to assign or transfer this Note or any of its obligations under this Note in any manner whatsoever except with the prior written consent of Payee.

(10)	Successors and Assigns. Subject to the restrictions contained in Section 8 above, the rights and obligations of the Company and Payee of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(11)	Amendments. This Note may be modified only by written agreement signed by the party against whom enforcement of any waiver, change or discharge is sought and subject to Section 12 below.

(12)	Third Party Beneficiary. The Senior Lenders are intended third party beneficiaries of the agreements set forth in Section 5 of this Note. Payee understands and agrees that none of the Subordinated Indebtedness or any other document, instrument or agreement evidencing all or any part of the Subordinated Indebtedness may be modified or amended without the prior written consent of Senior Lender.

(13)	Entire Agreement. This Note constitutes the final written expression of all of the terms of the agreement between the parties hereto regarding the subject matter hereof, is a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous agreements, understandings and representations between the parties.

(14)	Definitions. As used in this Note, the following terms shall have the following meanings:

“Bankruptcy Case” means any proceeding commenced by or against the Company, under any provision of the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law, including assignments for the benefit of creditors, the appointment of a receiver, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, liquidation, dissolution, or the winding up of the Company, or other similar relief, and all converted or succeeding cases in respect thereof

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101, et seq.), as amended, and any successor statute.

“Collateral” means all assets and property of Company of any kind or nature, whether real or personal, tangible or intangible, now existing or hereafter created or acquired, wherever located, and any proceeds thereof, at any time subject to a Lien in favor of Senior Lender under any of the Senior Loan Documents.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of the Company, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under hedge agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other party that constitutes Indebtedness under any of clauses (a) through (f) above.

“Insolvency Proceeding” means any proceeding commenced by or against any person under any provision of the Federal Bankruptcy Code, or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any party other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Senior Lender” means Wells Fargo Foothill, Inc. and “Senior Lenders” means Wells Fargo Foothill, Inc. and each of the other lenders that are parties to the Senior Loan Agreement.

“Senior Indebtedness” means all obligations (whether now outstanding or hereafter incurred, contingent or non-contingent, liquidated or unliquidated, or primary or secondary) of the Company in respect of (a) principal under the Senior Loan Agreement or any other Senior Loan Document (or any refinancing agreement entered into with respect thereto), (b) interest and premium, if any, in respect of the Indebtedness referred to in clause (a) above, (c) all fees payable pursuant to any Senior Loan Document (or a refinancing agreement entered into with respect thereto), (d) all other obligations (including costs, expenses, or otherwise) of the Company to the Senior Lenders under or arising pursuant to any Senior Loan Document (or to any third party under provisions of a refinancing agreement entered into with respect thereto), including all costs and expenses incurred by the Senior Lenders in connection with its (or their) enforcement of any rights or remedies under the Senior Loan Documents, including, by way of example, attorneys fees, court costs, appraisal and consulting fees, auctioneer fees, rent, storage, insurance premiums, and like items, and irrespective of whether allowable as a claim against the Company in any Insolvency Proceeding, and (e) post-petition interest on the Indebtedness referred to in clauses (a) through (d) above, at the rate provided for in the instrument or agreements evidencing such Indebtedness, accruing subsequent to the commencement of an Insolvency Proceeding (whether or not such interest is allowed as a claim in such Insolvency Proceeding).

“Senior Loan Agreement” means that certain Credit Agreement entered into among the Company, the lenders identified therein, and Senior Lender, as the arranger and administrative agent for the lenders therein, dated December , 2004.2004, as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time.

“Senior Loan Documents” means the Senior Loan Agreement and any note or notes executed by the Company in connection with the Senior Loan Agreement and payable to any lenders under the Senior Loan Agreement, and any other agreement entered into, now or in the future, by the Company and any Senior Lenders in connection with the Senior Loan Agreement, as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating, or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Subordinate and Junior in Right of Payment” means that (a) no part of the Subordinated Indebtedness shall have any claim to the assets of the Company on a parity with or prior to the claim of the Senior Indebtedness, and (b) unless and until the Senior Indebtedness has been paid in full, except to the extent expressly permitted pursuant to Sections 5(a)(i) and 5(a)(iii) of this Note, Payee shall not take, demand, or receive from the Company, and the Company shall not make, give, or permit, directly or indirectly, by set-off, redemption, purchase, or in any other manner, any payment on account of the Subordinated Indebtedness.

“Subordinated Indebtedness” shall mean, collectively, all Indebtedness and other obligations of the Company to Payee under this Note or under any other document, instrument, or agreement relating to Indebtedness under this Note, whether the sums represent principal, interest, dividends, costs, attorneys fees, charges, or other obligations relating to Indebtedness under this Note due or not due, whether incurred directly or indirectly and whether absolute or contingent, including, without limitation, any claim for breach of a representation or warranty or any right of rescission.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first written above.

THE TRIZETTO GROUP, INC.

By	/s/ James C. Malone
Name:	James C. Malone
Title:	Chief Financial Officer

Accepted:

IMS HEALTH INCORPORATED

By	/s/ Robert H. Steinfeld
Name:	Robert H. Steinfeld
Title:	Senior Vice President, General Counsel and Corporate Secretary